[Crest Symbol]

BRITISH

COLUMBIA



JAN 31, 1997

REGISTERED MAIL



Riverside Carbon Products, Inc.

A Division of Southern Ventures, Inc.

2727 Phillips Road

Sooke, BC VOS 1N0



Dear Permittee:                        File: PE-14860



Enclosed is Permit PE-14860 issued under the provisions of the Waste Management. Act. Your attention is respectfully directed to the terms and conditions outlined in the Permit. An annual permit fee will be determined according to the Waste Management Permit Fees Regulation.



This Permit does not authorize entry upon, crossing over, or use for any purpose of private or Crown lands or works, unless and except as authorized by the owner of such lands or works. The responsibility for obtaining such authority shall rest with the Permittee. This Permit is issued pursuant to the provisions of the Waste Management Act to ensure compliance with Section 34(3) of that statute, which makes it an offense to discharge waste without proper authorization. It is also the responsibility of the Permittee to ensure that all activities conducted under this authorization are carried out with regard to the rights of third parties, and comply with other applicable legislation that may be in force.



This Permit may be appealed by persons who consider themselves aggrieved by this decision in accordance with Part 5 of the Waste Management ACT. Written notice of intent to appeal must he received by the Regional Waste Manager within twenty-one (21) days of the date of this letter.



Administration of this Permit will be carried out by staff from our Regional Office located at 3726 Alfred Avenue, Smithers, B. C.. Plans, data and reports pertinent to the Permit are to be submitted to the Regional Waste Manager at Box 5000, Smithers, B.C. V0J 2N0.



Yours truly,

  "F. Rhebergen"

F. Rhebergen, P. Eng.

Assistant Regional Waste Manager

Skeena Region



enclosure



Ministry of           BC Environment

Environment,          Skeena Region

Lands and Parks



Mailing/Location Address:           Telephone: (250) 847-7260

Box 5000                           Facsimile: (250) 847-7591

3726 Alfred Avenue

Smithers BC V0J 2N0

[crest symbol]

PROVINCE OF BRITISH COLUMBIA

Environmental Protection

Box 5000

Smithers

British Columbia V0J 2N0

Telephone: (250)847-7260

Fax: (250) 847-7591



MINISTRY OF ENVIRONMENT,

LANDS AND PARKS



PERMIT

PE-14860



Under the Provisions of the Waste Management Act



Riverside Carbon Products, Inc.

A Division of Southern Ventures, Inc.

2727 Phillips Road

Sooke, British Columbia VOS 1N0

is authorized to discharge air contaminants to the air from a charring plant processing up to 210,000 bone-dry tonnes/year of wood residue and located near Carnaby Crossing, approximately 16 km southwest of New Hazelton, British Columbia, subject to the conditions listed below. Contravention of any of these conditions is a violation of the Waste Management Act and may result in prosecution.



1. Authorized DISCHARGES



1.1

This subsection applies to the discharge of effluent from a FLOW
EQUALIZATION BASIN. The site reference number for this discharge is E224786.



1.1.1

The maximum authorized rate of discharge is 700 m3/day. The discharge may occur for up to 24 hours/day, 350 days/year.



1.1.2

The characteristics of the discharge shall be equivalent to or better than:



Parameter             Maximum Value       Unit

BOD5                  10                  mg/L

TSS                   15                  mg/mL

pH                    6.5 - 8.5



Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 1 of 6                   Assistant Regional Waste Manager

PERMIT.. PE-14860

1.1.3

The works authorized are wet scrubbers, 2 pressurized fabric filters, 2 activated charcoal filters, 2 zeolite filters, aa sediment basin, a flow equalization basin, a spill contingency pond, 2 ground disposal fields and related appurtenances located approximately as shown on the attached Site Plan



1.1.4

The authorized works must be complete and in operation when discharge commences.



1.1.5

The location of the facilities from which the discharge originates and the location of the point of discharge is Lot 1, District Lots 735, 736, 811 and 815, Plan 11686, Cassiar Land
District.



2. GENERAL REQUIREMENTS

2.1. Bypasses



The discharge of effluent which has bypassed the designated treatment works is prohibited unless the approval of the Regional Waste Manager is obtained and confirmed in writing.



2.2  Maintenance of Works and Emergency Procedures



The PERMITTEE shall inspect the pollution prevention/control works regularly and maintain them in good working order. In the event of an emergency or condition beyond the control of the Permittee which prevents the continued operation of the approved method of pollution prevention/control, the Permittee shall immediately notify the Regional Waste Manager and take appropriate remedial action.



2.3  Process Modifications



The Permittee shall notify the Regional Waste Manager prior to implementing any changes that may affect the quality and/or quantity of the discharge.



2.4  Plans - New Works



Plans and specifications of the works authorized in Sub-S
section 1.1.3 shall be certified by a qualified professional licensed to practice in the Province of British Columbia, and submitted to the Regional Waste Manager. A qualified professional must certify that the works have been constructed in accordance with the plans before discharge commences.



         2.5 Sedimentation Basin



            a) The Permittee shall maintain a minimum freeboard
of                0.5 m and ensure that there is no surface
overflow               from the sedimentation basin to the
environment.





Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 2 of 6                   Assistant Regional Waste Manager

                                      PERMIT.. PE-14860

PAGE

b) Surface runoff drainage shall be diverted away from the sedimentation basin.



c) The residue removed from the sedimentation basin shall be disposed of in a manner approved by the Regional Waste
Manager.



2.6.    Operation of The flow Equalization Basin



a) The Permittee shall maintain a minimum freeboard of 0.5 m and ensure that there is no surface overflow from the flow equalization basin to the environment.



b) The depth of water in the flow equalization basin shall be maintained at a minimum of 0.5 metre above the accumulated sediment.



c) Surface runoff drainage shall be diverted away from the flow equalization basin.



d) The Permittee shall recycle treated effluent from the flow equalization basin to the plant to the maximum extent practicable.



e) The residue shall be removed from the flow equalization basin at a frequency and disposed of in a manner acceptable to the Regional Waste Manager.



2.7. Environmental Impact

Inspections of the discharge will be carried Out by Environmental Protection Program personnel as a part of the routine permit inspection procedure. Based on these inspections and any other information available to the Regional Waste Manager on the effect of the discharge on the receiving environment, the Permittee may he required to undertake additional monitoring and/or install additional pollution prevention/control works.



2.8. Spill Management and Reporting



The Permittee shall operate the charring plant so as to avoid spillage of all process materials, including but not limited to wood residue leachate, process condensate or fuel oils. Spillage shall be collected in the spill contingency pond for recycling or treatment. All spills to the environment (as defined in the Spill Reporting Regulation) shall be reported immediately in accordance with the Spill Reporting Regulation. Notification shall be via the Provincial Emergency Program at 1-800-663-3456.





Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 3 of 6                   Assistant Regional Waste Manager

                                      PERMIT.. PE-14860

3.     MONITORING AND REPORTING REQUIREMENTS



The Permittee shall carry out the following monitoring programme as outlined in Sub-Sections 3.1 through 3.5 below.

3.1. Discharge Monitoring



**SAMPLING LOCATION**

Effluent discharged to the ground disposal fields from the flow equalization basin.



**SAMPLING PARAMETERS**

Specific conductance, pH (a), **SAMPLE WEEKLY**



BOD5, TSS, Microtox EC50,   **SAMPLE MONTHLY (b)**





phenols, resin & fatty acids, total organic carbons (TOC, filtered), polycyclic aromatic hydrocarbons (PAH), total extractable hydrocarbons (TEH), **SAMPLE ANNUALLY (c)**



flow measurement (d)



NOTES:



(a) FIELD parameters: pH, specific conductance



(b) At the time of monthly sampling, the Permittee shall also obtain pH and specific conductance of the sampled effluent discharge.



(c) Annual samples shall be taken two weeks after the commencement of fall rains, or in the month of October, whichever comes first.



(d) Refer to Sub-Section 3.3 below.





3.2. Analytical Procedures



3.2.1. Analyses of Chemical Parameters

	Analyses of the Chemical parameters are to be carried out in accordance with procedures described in the latest version of
    "British Columbia Environmental Laboratory Manual for the
     Analysis of Water Wastewater, Sediment and Biological
      Materials. (March 1994 Permittee Edition)", or by suitable alternative procedures as authorized by the Regional
Waste        Manager.



Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 4 of 6                   Assistant Regional Waste Manager

                                      PERMIT.. PE-14860

A copy of the above manual may he purchased from Queen's Printer

Publications Centre, 2nd Floor, 563 Superior Street, Victoria,
British

Columbia, V8V 4R6 (1-800-663-6105). A copy of the manual is also available for inspection at all Environmental Protection offices.



3.2.2. Microtox EC50 Analyses



Analyses for determining the toxicity of liquid effluent using Microtox EC50 test shall he carried out in accordance with the procedures described in the "Biological Test Method; Toxicity Test Using Luminescent Bacteria (Photobacterium Dilosphoreum)", Environment Canada, Report EPS 1/RM/24, November 1992.



Copies of the above mentioned manual are available from Environmental Protection Publications, Conservation and
Protection, Environment Canada, Ottawa, Ontario, KiA 0H3, and are also available for inspection at all Environmental
Protection offices.



3.3. Flow Measurement



The Permittee shall provide and maintain a suitable flow measuring device at the outlet of the flow equalization basin, and record once per day the effluent volume discharged over a 24-hour period. Whenever practicable, flow measurement shall be carried out within the same period as chemical/toxicity test samples being taken.



Alternate flow measurement methods may be approved by the Regional Waste Manager provided that all parameters and calculations are included in the annual reports.



3.4. Grab Sampling



The Permittee shall obtain a grab sample of the effluent as outlined in Sub-Section 3.1. Proper care should he taken in sampling, storing and transporting the samples to adequately control temperature and avoid contamination, breakage, etc. Sampling is to be carried out in accordance with procedures described in British Columbia Field Sampling Manual For Continuous Monitoring plus the Collection of Air, Air-Emission, Water Wastewater Sediment, and Biological Samples -November 1996 Edition (Permittee)"



A copy of the above manual may be purchased from Queen's Printer Publications Centre, 2nd Floor, 563 Superior Street, Victoria, British Columbia, V8V 4R6 (1-800-663-6105). A copy of the manual is also available for inspection at all Environmental Protection offices.



Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 5 of 6                   Assistant Regional Waste Manager

                                      PERMIT.. PE-14860

3.5. Reporting



The Permittee shall submit an annual report which includes a summary of the monitoring programme results, data interpretation and trend analyses, as well as an evaluation of the impacts of the discharge on the receiving environment in the previous year. This report is to be in a format which is suitable for review by the public or government agencies. Annual reports shall be submitted to the Regional Waste Manager by February 28 for the previous calendar year







Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 6 of 5                   Assistant Regional Waste Manager

                                      PERMIT.. PE-14860

Map showing site